Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-177366 on Form S-8 of our reports dated April 29, 2014 relating to the consolidated financial statements of Renren Inc., its subsidiaries, its variable interest entities and the subsidiaries of its variable interest entities (collectively, the “Group”) of Renren Inc. and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Renren Inc. for the year ended December 31, 2013.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People’s Republic of China
April 29, 2014